Exhibit 99.1

July 8, 2009

To Our Limited Partners:

Effective June 30, 2009, the General Partner of United Development Funding III, L.P. (“UDF III”) has modified the UDF III unit redemption program.  We intend to continue to manage our portfolio while maintaining liquidity, protecting asset value and maximizing earnings.  In anticipation of protracted illiquidity in the conventional credit markets and in order to meet our own need for liquidity, we will, in the near term, conserve cash realized from loan repayments and seek short term asset level leverage.

In the last ninety days, several large non-listed Real Estate Investment Trusts (“REITs”) have elected to suspend their shareholder redemption / repurchase plans.  We believe this has created a disproportionate number of redemption requests for the UDF III unit redemption program.    Our revised program, in accordance with our stated objective to conserve cash and in response to the increasing requests driven by illiquidity of unaffiliated programs, will limit our redemptions primarily to those requested as a result of death and exigent circumstances.

We will redeem units as follows:

1.	Redemptions, to the extent that the General Partner determines that there are sufficient funds to redeem units, will be made on a quarterly basis concurrent with the end of each calendar quarter.

2.	All redemption requests will be honored pro rata within each of the following categories: (i) death redemptions; (ii) demonstrated involuntary exigent circumstances; and (iii) other requests.

3.	Death redemptions will receive first priority, followed by demonstrated involuntary exigent circumstances, and then other requests.

4.	The General Partner maintains the right in its sole discretion at any time and from time to time to reject any request for redemption.

At the end of each calendar quarter, beginning September 30, 2009, our General Partner will determine which requested units will be redeemed.  Payment for units redeemed will be mailed by the 15th day of the month following the end of the calendar quarter.  Any and all units not redeemed may be withdrawn at the election of the limited partner. Any units not withdrawn will remain pending redemption and will be reviewed the following calendar quarter.

We intend to reinstate our redemption program without the above modifications as soon as business prudence allows and we will provide updates to the status of the program in our regular quarterly report to our limited partners.   Should you have any further questions regarding our unit redemption program, please feel free to contact our Investor Relations department at (800) 859-9338.

All of us associated with the United Development Funding program thank you for your continued support.

Sincerely,

UMT Services Inc., Board of Directors

Todd F. Etter                                             Hollis M. Greenlaw                                                      Michael K. Wilson